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                             TRUSTFUNDS TAX EXEMPT TRUST

                           WRITTEN INSTRUMENT AMENDING THE
                                 DECLARATION OF TRUST

    The undersigned, being a majority of the Trustees of TrustFunds Tax Exempt Trust, a business trust organized under The Commonwealth of Massachusetts pursuant to a Declaration of Trust dated March 15, 1982, and being authorized to effect this Amendment, do hereby amend, effective upon the filing of this instrument in the office of the Secretary of State of The Commonwealth of Massachusetts, the Declaration of Trust by amending Article VI of said Declaration of Trust by adding thereto a new Section 7 captioned and reading as follows:

    REDEMPTIONS AT THE OPTION OF THE TRUST

         Section 7. The Trust shall have the right at its option and at any time to redeem Shares at the net asset value thereof if such Shares are not held in an account of a customer of the Advisor or an affiliated person of the Advisor or in such other account as the Trustees may determine from time to time.

    This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

    IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swear that the foregoing is their free act and deed and they have signed these presents on the dates indicated.


/s/ EDWARD W. BINSHADLER                         July 30, 1982
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Edward W. Binshadler

/s/ RICHARD F. BLANCHARD                         July 30, 1982
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Richard F. Blanchard

/s/ WILLIAM M. DORAN                             July 30, 1982
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William M. Doran

/s/ F. WENDELL GOOCH                             July 30, 1982
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F. Wendell Gooch

/s/ ALFRED P. WEST, JR.                          July 30, 1982
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Alfred P. West, Jr.